An Annual Meeting of Shareholders was held on June 4, 2015. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

					For		withheld
Daniel R. Omstead, Ph.D. 	   17,189,487		318,236
Rakesh K. Jain, Ph.D. 		   17,000,165		507,558
Lucinda H. Stebbins, CPA	   17,205,537		302,186

Daniel R. Omstead, Ph.D., Rakesh K. Jain, Ph.D. and Lucinda H. Stebbins, CPA were elected to serve until the 2018 Annual Meeting.

Trustee serving until the 2016 Annual Meeting is Uwe E. Reinhardt, Ph.D.

Trustees serving until the 2017 Annual Meeting are Michael W. Bonney, Oleg M. Pohotsky and William S. Reardon, CPA.

Shareholders ralified The appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2015 by the following votes:

   For		Against/withhold	Abstain
17,189,059          164,573		154,094